UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 28, 2007
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51663	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Anderson Mill Road, Suite 230, Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)

(512) 828-6980
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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TABLE OF CONTENTS

Item	Description
8.01	Other Events.
9.01	Financial Statements and Exhibits.

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SECTION 8 - OTHER EVENTS

Item 8.01         Other Events.

Uranium Energy Corp. (the "Company") reports that it has determined, in consultation with its agents, to price its best efforts private placement offering at a subscription price of $3.75 per unit (each a "Unit"), with each Unit being comprised of one common share (each a "Unit Share") and one transferable common stock purchase warrant (each a "Warrant") of the Company. Each Warrant will be exercisable for one additional common share of the Company (each a "Warrant Share") at an exercise price of $4.25 per Warrant Share for a period of one year from closing. The offering of up to 1,866,667 Units is expected to result in gross proceeds of up to $7.0 million and will close on or around December 12th. The offering is subject to receipt of all necessary regulatory and stock exchange approvals.

The Unit Shares, Warrants and Warrant Shares have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The net proceeds of the offering will still be used to advance the Company's Goliad project, for other exploration and development activities, for land and project acquisitions and for general corporate purposes.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01         Financial Statements and Exhibits

(a)       Financial Statements of Business Acquired.

Not applicable.

(b)       Pro forma Financial Information.

Not applicable.

(c)       Shell Company Transaction.

Not applicable.

(d)       Exhibits.

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
URANIUM ENERGY CORP.
Date: November 28, 2007.	By: s/s "Amir Adnani" Name: Amir Adnani Title: President, Chief Executive Officer, Principal Executive Officer and a director

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